Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made as of the 15th day of February, 2006 by and between William A. Marshall (hereinafter referred to as the “Employee”) and Authentidate Holding Corp., a Delaware corporation.

WITNESSETH:

WHEREAS, Authentidate Holding Corp.  and its subsidiaries (the “Company”) are engaged in the business of the manufacture and distribution of computers and document imaging systems, providing Internet and software-based document authentication services and related business enterprises; and

WHEREAS, the Company desires to employ the Employee for the purpose of securing for the Company the experience, ability and services of the Employee; and

WHEREAS, the Employee desires to accept employment with the Company effective February 15, 2006 pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

1.1           Accrued Compensation.  “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) vacation pay and discretionary time per Company Policy, and (iv) bonuses and incentive compensation earned and accrued prior to the Termination Date (as determined in good faith by the Board of Directors).

1.2           Cause. “Cause” shall mean: (i) willful disobedience by the Employee of a reasonable, material and lawful instruction of the Chief Executive Officer or Board of Directors of the Company consistent with the duties and functions of Employee’s position; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) fraud, gross negligence or willful misconduct in the performance of any material duties to the Company; or (iv) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii) or (iv) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.3           Change in Control.  “Change in Control” shall mean any of the following events:

a.             (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(ii)  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

b.             The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”); or

c.             Approval by stockholders of the Company of:

(i)            A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

(ii)           An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions; or

(iii)          The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

1.4           Continuation Benefits.  “Continuation Benefits” shall be the continuation of the Benefits, as defined in Section 5.1, for the period from the Termination Date to end of the month in which the final Severance Payment (as defined below) installment is payable (the “Continuation Period”), at the Company’s expense, less any normal payroll deductions, on behalf of the Employee and his dependents; provided, however, if any of the Benefits required to be provided by the Company during the Continuation Period under the Company’s benefit plans are, pursuant to the terms of such plans, not available to non-employees of the Company, the Company, at its sole cost and expense, less any normal payroll deductions, shall be required to provide such benefits as shall be reasonably available and substantially similar to the benefits provided to employees of the Company.  The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains such benefits pursuant to a subsequent employer’s benefit plan, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.5           Disability. “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of ninety consecutive days, and the Employee has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.6           Good Reason. “Good Reason” shall mean without the written consent of the Employee: (A) a material adverse breach of any provision of this Agreement by the Company; (B) failure by the Company to pay when due any compensation or material benefit to the Employee; (C) failure by the Company to maintain the Employee in the positions referred to in Section 2.1 of this Agreement; (D) the relocation of the principal office of the Company or the Employee’s principal place of employment without the Employee’s consent, to a location other than within a 30 mile radius from its current location;  (E) assignment to the Employee of any duties materially and adversely inconsistent with the Employee’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title as contemplated by Section 2.1 of this Agreement or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title; or (F) a reduction in the Employee’s Base Salary or target bonus percentage, or any material reduction in benefits below that which is required by this Agreement; and provided further, however, that the Employee agrees not to terminate his employment for Good Reason pursuant to clauses (A) through (F) unless (i) the Employee has given the Company at least 30 days’ prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; and (ii) the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee within a 30-day period after receipt of such notice.

1.7           Notice of Termination.  “Notice of Termination” shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

1.8           Severance Payment.  “Severance Payment” shall mean an amount equal to the sum of 12 months of the Employee’s Base Salary in effect on the Termination Date (if Base Salary has been reduced then the Severance Payment shall be based on the highest Base Salary paid to the Employee). The Severance Payment shall be payable as provided in Section 9.  For purposes of computing the Severance Payment, Base Salary shall include any automatic increases to Base Salary to which the Employee would have been entitled had this Agreement not been terminated.

1.9           Termination Date. Termination Date shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of Good Reason, 30 days from the date the Notice of Termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee; and (iii) in all other cases, the date specified in the Notice of Termination; provided, however, (A) if the Employee’s employment is terminated by the Company pursuant to Section 9.1(c), the date specified in the Notice of Termination shall be at least 60 days from the date the Notice of Termination is given to the Employee and (ii) that in the case of Disability, the

Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

ARTICLE II

EMPLOYMENT

2.1  Subject to and upon the terms and conditions of this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts such employment, in the capacity of Chief Financial Officer and Treasurer.

ARTICLE III

DUTIES

3.1           The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Board, report directly to the Chief Executive Officer of the Company and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with his position or as may be reasonably assigned or delegated to him from time to time by the Chief Executive Officer or the Board, consistent with his position as Chief Financial Officer and Treasurer.  Employee shall perform, in conjunction with the Company’s executive management, to the best of his ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):

(i)            Those duties attendant to the executive position with the Company for which he was hired or appointed;

(ii)           Oversee the management of the Company’s cash and investments in accordance with Board of Director guidelines;

(iii)          Oversee the establishment and implementation of current and long range financial plans, objectives and policies, subject to the approval of the CEO and Board of Directors;

(iv)          Oversee the management of the Company’s accounting staff;

(v)           Oversee the preparation and filing of all SEC related reports and registration statements as well as all federal and state tax returns;

(vi)          Participate in the raising of capital either through public or private equity transactions or through debt;

(vii)         Participate with executive management and the Board in the planning and execution of the Company’s business plan;

(viii)        Assist in the planning and negotiations of all acquisitions and dispositions of business units;

(ix)           Promote the relationships of the Company and its subsidiaries with their respective employees, customers, suppliers, shareholders, analysts, market makers, fund managers and others in the business community; and

(x)            Oversee the preparation of the consolidated financial statements of the Company and its subsidiaries and divisions.

3.2           During the term of this Agreement and excluding periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his business time and attention to the affairs of the Company and, to the extent necessary to discharge the responsibilities assigned hereunder, use his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company.  During the term of this Agreement the Employee may, so long as it does not materially interfere with his duties hereunder: (i) subject to

Article VII hereof, serve on the board of directors (or equivalent bodies) of civic, non-profit, or charitable organizations or entities unaffiliated with the Company, (ii) deliver lectures or otherwise participate in speaking engagements, and (iii) manage his personal investments and affairs.

3.3           Employee shall be based out of the Company’s principal office, currently located in Berkeley Heights, New Jersey, and undertake travel to the Company’s operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company.  All such travel shall be at the sole cost and expense of the Company and all airplane travel shall be in accordance with the Company’s policy for executive officers.

ARTICLE IV

COMPENSATION

4.1           During the term of this Agreement, Employee shall be compensated at the rate of $260,000 per annum, subject to such increases to be determined by the Board, or if the Board so designates, the Compensation Committee, in its discretion, at the commencement of each of the Company’s fiscal years, commencing with the fiscal year beginning July 1, 2007, during the term of this Agreement (the “Base Salary”).  Base Salary shall be paid to the Employee in regular installments on each of the Company’s regular pay dates for executives, but no less frequently than monthly.

4.2           Employee shall be eligible to receive a bonus (the “Bonus”) in the discretion of the Board, or if the Board so designates, the Compensation Committee of the Board, targeted at 50% of Employee’s Base Salary, based on the annual performance of the Company, except that the

Bonus for the fiscal year ending June 30, 2006 shall be guaranteed on a pro rata basis, based on the Commencement Date (defined below).  Thereafter, Employee will have an opportunity to earn a target Bonus of 50% of Employee’s Base Salary for each fiscal year of employment based on Employee’s achievement of revenue and income targets and other key objectives established at the commencement of each fiscal year by the Chief Executive Officer and the Board, or if the Board so designates, the Compensation Committee of the Board, and reasonably acceptable to the Employee.  The Board shall exercise good faith efforts to determine the annual targets and objectives within ninety (90) days after the beginning of the applicable fiscal year.

4.3           Unless this Agreement is sooner terminated, all Bonuses shall be paid to the Employee on the earlier to occur of (x) the first pay period after the filing of the Company’s report on Form 10-K with the Securities and Exchange Commission or (y) at such time as the amount of the Bonus for such period can reasonably be audited by the Company’s independent accountants.  The Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or may hereafter be required to deduct under applicable law.

4.4           Employee may receive such other additional compensation as may be determined from time to time by the Board including bonuses and other long term compensation plans.  Except to the extent any established performance targets are satisfied, nothing in this subparagraph 4.4 shall be deemed or construed to require the Board to award any bonus or additional compensation.

ARTICLE V

BENEFITS

5.1           During the term hereof, the Company shall provide Employee with the following benefits, as such benefits may change from time to time (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s senior management; and (ii) such other benefits (including insurance related benefits, holiday, sick leave, personal days, etc.) obtained by the Company or made generally available to the Company’s senior management;

5.2           The Employee shall receive an allowance of $75,000 for reimbursement of temporary living and relocation expenses. Any unused balance of this allowance as of December 31, 2006 will be paid as a cash award to Employee no later than January 31, 2007 provided that Employee continues to be employed with the Company as of that date.

5.3           In addition, the Company shall reimburse Employee, upon presentation of the Company’s standard expense report accompanied by appropriate vouchers and other suitable documentation, incurred by Employee on behalf of the Company, provided such expenditure is consistent with Company policy.

5.4           In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.5           For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of (4) weeks per annum.

ARTICLE VI

NON-DISCLOSURE

6.1           The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, or when required by law or legal process, or where appropriate in response to regulatory authorities, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, including information relating to any customer of the Company, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company, except for information available publicly or from other non-confidential sources (collectively referred to as the “Proprietary Information”).  The Employee acknowledges that Proprietary Information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.  Proprietary Information shall cease to be Proprietary Information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

6.2           If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

ARTICLE VII

RESTRICTIVE COVENANT

7.1           In the event of the termination of Employee’s employment with the Company at any time, Employee agrees that he will not, for a period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in the manufacture, development and/or distribution of computers and/or document imaging systems, or digital image authentication or is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing during the term of Employee’s employment with the Company and such development is based on actual or demonstrative anticipated research.  Notwithstanding the foregoing, (x) the ownership by Employee of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII, and (y) the Employee shall not be required to comply with any provision of this Article VII following termination of this Agreement if the amounts required to be paid under Article IX are not timely paid.

7.2           In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any business primarily involved in the manufacture, development and/or distribution of computers and/or document imaging systems, or digital image authentication services, or any business similar to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company and such development is based on actual or demonstrative anticipated research, solicit any customer or employee of the Company who was a customer or employee of the Company within one year of the Termination Date.

7.3           Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee during the term of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment.  Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire.  Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Employee’s attorney-in-fact with full powers to execute such document itself in the event employee fails or is unable to provide the Company with such signed documents.  Notwithstanding the foregoing, this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

7.4           If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VIII

TERM

8.1           This Agreement shall be effective upon execution by both parties hereto and the employment term (the “Term”) shall commence on February 15, 2006 (the “Commencement Date”).  The Term shall continue until this Agreement is terminated by either the Company or Employee in accordance with the terms and conditions set forth in Article IX.

8.2           Upon termination the Employee’s employment with the Company, the Company shall pay Employee, in addition to any other payments due hereunder, the amounts due under Article IX.  The termination of this Agreement shall not relieve the Company of its post- employment obligations to the Employee as expressly set forth herein and the covenants set forth in Articles VI and VII and in Section 9.6 shall survive any termination or expiration of this Agreement.

ARTICLE IX

TERMINATION

9.1           The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

a.             for Disability;

b.             for Cause

c.             without Cause.

9.2           Employee may terminate this Agreement at any time by giving a Notice of Termination to the Company at least sixty (60) days prior to the date on which such termination is to be effective, in accordance with this Agreement, or for Good Reason in accordance with Sections 1.6 and 1.9.

9.3           If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation and benefits:

a.             if the Employee was terminated by the Company for Cause, or the Employee terminates without Good Reason, the Accrued Compensation; or

b.             if the Employee was terminated by the Company for Disability, the Accrued Compensation, the Severance Payment and the Continuation Benefits; or

c.             if termination was due to the Employee’s death, the Accrued Compensation; or

d.             if the Employee was terminated by the Company without Cause or the Employee terminates this Agreement for Good Reason, (i) the Accrued Compensation; (ii) the Severance Payment; and (iii) the Continuation Benefits.  For purposes of clarity, Employee and Company agree that the occurrence of a Change in Control shall not affect the amounts and benefits payable to Employee pursuant to this Section 9.3(d).

9.4           The amounts payable under this Section 9.3, shall be paid as follows:

a.             Accrued Compensation shall be paid within ten business days of the Termination Date (or earlier, if required by applicable law).

b.             If the Continuation Benefits are paid in cash, the aggregate amount of the Continuation Benefits shall be made on the first day of each month during the Continuation Period (or earlier, if required by applicable law).

c.             The Severance Payments shall be paid in equal monthly installments over the period during which the Severance Payments are made, commencing one month after the Termination Date (or earlier, if required by applicable law) on the Company’s regular pay dates;

9.5           The Employee shall not be required to mitigate the amount of any payment, including the value of any Continuation Benefit, provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Section 1.4.

9.6           For a period of three years following the termination of this Agreement, Employee agrees that he will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.  During such three year period, none of the executive officers and directors shall make any negative or derogatory statements in verbal, written, electronic or any other form about the Employee, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.

ARTICLE X

TERMINATION OF PRIOR AGREEMENTS

10.1         This Agreement, and the stock option, bonus plan and benefit plans, sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement.

ARTICLE XI

STOCK OPTIONS

11.1         As an inducement to Employee to enter into this Agreement the Company hereby grants, as of the date of this Agreement, to Employee options to purchase shares of the Company’s Common Stock, $.001 par value, as follows:

Subject to the terms and conditions of the Company’s 2000 Employees’ Stock Option Plan (the “Plan”), and the terms and conditions set forth in the Stock Option Agreement which are incorporated herein by reference, the Employee is hereby granted options to purchase 300,000 shares of the Company’s Common Stock, of which options to purchase 100,000 shares shall vest on the first anniversary of the Commencement Date and the balance of 200,000 options shall vest in equal monthly installments over the next twenty-four (24) months following the first anniversary of the Commencement Date, as long as Employee continues to be an employee of the Company but subject to Section 11.2 hereto (the “Options”).  The exercise price of the Options shall be equal to $4.50 and shall contain such other terms and conditions as set forth in the stock option agreement. The foregoing Options shall be qualified as incentive stock options to the maximum extent allowed by law. The Options provided for herein are not transferable by Employee and shall be exercised only by Employee, or by his legal representative or executor, as provided in the Plan.  Such Options shall terminate as provided in the Plan, except as otherwise modified by this Agreement.  Subsequently, commencing at the end of the Company’s 2007 fiscal year (period ending June 30, 2007), Employee shall be eligible for annual options grants in accordance with Company practice in the sole discretion of the Compensation Committee of the Board.

11.2         In the event of a termination of Employee’s employment with the Company pursuant to Section 9.1(c) or by the Employee for Good Reason, notwithstanding anything herein or in any stock option agreement to the contrary, (a) the Employee’s right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan shall immediately fully vest and become exercisable, (b) the exercise period in which Employee may exercise his options to purchase Company common stock shall be extended to the duration of their original term, as if Employee remained an employee of the Company, and the terms of such options shall be deemed amended to take into account the foregoing provisions.  For purposes of clarity, Employee and Company agree that the occurrence of a Change in Control shall not affect the provisions of this Section 11.2.

11.3         In the event of a termination of Employee’s employment with the Company pursuant to Section 9.1(b), options granted and not exercised as of the Termination Date shall terminate immediately and be null and void.  In the event of a termination of Employee’s employment with the Company due to the Employee’s death, or Disability, the Employee’s (or his estate’s or legal representative’s) right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan to the extent vested as of the Termination Date shall remain exercisable for a period of twelve (12) months following the Termination Date, but in no event after the expiration of the exercise period. In the event of a termination of Employee’s employment with the Company by the Employee other than for Good Reason, the Employee’s right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan to the extent vested as of the Termination Date shall remain exercisable for a period of three months following the Termination Date, but in no event after the expiration of the exercise period.

ARTICLE XII

ARBITRATION AND INDEMNIFICATION

12.1         Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New York in accordance with the Rules of the American Arbitration Association.  The arbitrator shall be selected by the American Arbitration Association and shall be an attorney-at-law experienced in the field of corporate law.  Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

12.2         The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law.  The Company shall maintain such insurance as is necessary and reasonable (with minimum coverage of not less than $5,000,000) to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE XIII

SEVERABILITY

If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XIV

NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail.  Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	Authentidate Holding Corp.
Three Connell Drive, 5th Floor
Berkeley Heights, NJ 07922

WITH A COPY TO:	Victor J. DiGioia
Goldstein & DiGioia, LLP
45 Broadway
New York, NY 10006

IF TO THE EMPLOYEE:	William A. Marshall

ARTICLE XV

BENEFIT

This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

ARTICLE XVI

WAIVER

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVII

GOVERNING LAW

This Agreement has been negotiated and executed in the State of New York.  The law of the State of New York shall govern the construction and validity of this Agreement.

ARTICLE XVIII

JURISDICTION

Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New York, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New York.

ARTICLE XIX

ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto.  No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

Signature page to Employment Agreement follows.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement and affixed their hands and seals the day and year first above written.

Authentidate Holding Corp.

By:
Surendra B. Pai,
Chief Executive Officer

Employee

William A. Marshall
Employee